FORM OF

AMENDMENT TO

GLOBAL CUSTODY AGREEMENT

This AMENDMENT to the Global Custody Agreement is made effective as of ______________, 2015. Capitalized terms in this Amendment shall have the same meanings as given in the Global Custody Agreement.

WHEREAS, Bank and Customer entered into a Global Custody Agreement effective as of November 1, 2011 (the “Agreement”);

WHEREAS, Bank desires to engage a third-party provider of securities class action services to assist Bank in providing to Customer securities class action services as described in the Agreement;

WHEREAS, Bank and Customer desire to amend the Agreement;

NOW THEREFORE, in consideration of the premises above, Bank and Customer agree as follows:

1.	Section 14(c)(ii) of the Agreement is amended in its entirety to read:

“(ii) any act, omission, default or for the solvency of any broker or agent which it or a Subcustodian appoints and which is not a branch or Affiliate of the Bank; it being understood that Bank or a Subcustodian shall be deemed to have exercised reasonable care in respect of this subparagraph (ii) if it exercised reasonable care in the selection and continued retention of any such broker or agent; it being further understood that for purposes of this subparagraph (ii) neither “broker” nor “agent” includes any third-party provider of securities class action services that is engaged by Bank to assist Bank in providing to Customer class action services as described in Section 11(d) of this Agreement, and that, notwithstanding the engagement of such a third party provider, the Bank’s standard of care in respect of the performance of such services by such a third-party provider shall be the same as described in paragraph (a) of this Section 14 herein; or”

2.	All references to “Capital Emerging Markets Total Opportunities Fund” are deleted and replaced with “Capital Group Emerging Markets Total Opportunities Fund.”

3.	All other provisions of the Agreement remain in effect without change.

* * * * *

IN WITNESS WHEREOF, the Customer and Bank have executed this Amendment as of the date first-written above.

By: CAPITAL GROUP EMERGING MARKETS

TOTAL OPPORTUNITIES FUND

By: ____________________________

Name:

Title:

By:	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By: ____________________________

Name:

Title: